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                                                                    EXHIBIT 99.8

                                  MCSI WEBSITE
                         [MCSI LOGO AND NAVIGATION BAR]

MCSI SUBSCRIPTION PROGRAM

-        ZENGINE IPO
-        WHAT IS IT?
-        HOW DOES IT WORK?
-        FREQUENTLY ASKED QUESTIONS ABOUT THE MCSI SUBSCRIPTION PROGRAM

ZENGINE IPO

Page last updated May __, 2000

ZENGINE, INC.

-        Filed with SEC              May 4, 2000

-        Record Date                 May 15, 2000 (NOTE: to be on record, regular way
                                     purchases of stock must generally be made three business
                                     days prior to the record date.)

-        Ratio                       ___ shares of Zengine, Inc. for every 100 shares
                                     of MCSi held as of the record date.

-        Minimum Number of           Holders of 100 or more MCSi shares in each account
         Shares to Participate       will be able to participate in the offering.

-        Anticipated Effective Date  Late June or Early July, 2000

-        Price Range                 To be determined

-        Expiration Date             To be announced

-        Underwriters                William Blair & Company, Friedman, Billings,
                                     Ramsey & Co., Inc., E*OFFERING and Morgan
                                     Keegan & Company, Inc.

-        Preliminary Prospectus      Click HERE to review the preliminary prospectus.*

                                     * To view the preliminary prospectus, you will need Acrobat Reader. This software can be downloaded from Adobe by CLICKING HERE.


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                    -C-2000 Miami Computer Supply Corporation


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                         [MCSI LOGO AND NAVIGATION BAR]

WHAT IS IT?

WHAT IS THE MCSI SUBSCRIPTION PROGRAM?

The MCSi Subscription Program allows MCSi's shareholders who hold at least 100 shares in a single account on the record date the opportunity to participate in a portion of the initial public offering of Zengine, Inc., a subsidiary of MCSi.

HOW DOES IT WORK?

PRE-FILING/FILING

- Management of MCSi and Zengine decided that Zengine was ready for an initial public offering.

- Zengine selected the managing underwriters and filed its registration statement with the Securities and Exchange Commission (SEC) on May 4,
     2000. Following the filing of the registration statement, MCSi issued a press release announcing the proposed MCSi Subscription Program and the record date that determined the MCSi shareholders eligible to participate in the offering. (NOTE: to be on record, regular way purchases of MCSi stock must generally be made three business days prior to the record date.)

- Approximately two months after the filing of the registration statement, a preliminary prospectus will be printed and distributed to the MCSi shareholders either directly or, for street name shareholders, through the normal brokerage distribution channels. At the same time, the subscription offer will be distributed electronically into the brokerage accounts of street name shareholders and a subscription form will be mailed to direct shareholders.

- Approximately two to four weeks after the distribution of the preliminary prospectus, the registration statement of Zengine will be declared effective by the SEC and the initial public offering price will be set by Zengine and its underwriters. Zengine's shares should begin trading the next business day after pricing.

- Notice of the effective date and the IPO price will be given to MCSi shareholders by a press release to the wire services, on MCSi's Website through our toll free investors relations line and, for those who have requested it on MCSi's Website, by e-mail alert.

SUBSCRIPTION STAGE

- Once Zengine sets the IPO price, MCSi shareholders have no more than three business days to subscribe to the offering. Street name shareholders must subscribe and submit payment through the broker who holds their MCSi shares. Direct shareholders must deliver a completed subscription form and payment to the offering agent noted on the subscription form.

FINAL STAGE

- Approximately six to seven business days after the IPO price has been set, the shares of Zengine purchased in the MCSi Subscription Program will be electronically distributed for


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     delivery into street name shareholder accounts and stock certificates will be mailed to direct MCSi shareholders.

PLEASE NOTE: The number of days outlined above are only estimates based on the typical process and, therefore, can vary by offering.

FREQUENTLY ASKED QUESTIONS ABOUT THE MCSI SUBSCRIPTION PROGRAM

-    What is the MCSi Subscription Program?

- How will MCSi allocate this opportunity to purchase Zengine shares to MCSi shareholders?

- Will I need to own a minimum number of shares to participate in the MCSi Subscription Program?

- When you set a record date for the offering, when will I receive information?

-    What information will I receive for the Program?

- If I hold my MCSi shares in a brokerage account, can you send the prospectus and subscription information directly to me instead of sending it through my broker?

- What happens if I move my MCSi shares to a different brokerage account after the record date for the offering but before I've received the subscription offer?

-    What if I don't receive any information from my broker?

- How will I know when the offering prices and what the expiration date for the offering will be?

-    How much time will I have to make a decision?

-    How do I subscribe for shares under this Program?

- If I don't wish to purchase the shares offered to me, can I sell or transfer the subscription offer I receive?

- What if I'm on vacation or otherwise unavailable when the offering is priced?

-    Can I buy more shares of Zengine than I've been offered?

-    When will the shares purchased in the MCSi Subscription Program be issued?

- What are the tax consequences of receipt of the subscription offer and its exercise?



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Q:       WHAT IS THE MCSI SUBSCRIPTION PROGRAM?

A: The MCSi Subscription Program allows MCSi shareholders who own at least 100 shares in a single account on the announced record date the opportunity to participate in a portion of the initial public offering
         (IPO) for the common stock of MCSi's subsidiary, Zengine, Inc.

Q: HOW WILL MCSI ALLOCATE THIS OPPORTUNITY TO PURCHASE ZENGINE SHARES TO MCSI SHAREHOLDERS?

A: The offering ratio will be based on the number of shares being offered by Zengine in relation to the number of MCSi shares outstanding at the time of an offering. Zengine currently intends to offer ___ million shares and has reserved ____ shares for purchase by MCSi shareholders. It is currently estimated that MCSi will have ___ million shares of its Common Stock outstanding on the Zengine record date. This resulted in an allocation of an offer to purchase shares of Zengine for each __ MCSi shares owned on the record date.

Q: WILL I NEED TO OWN A MINIMUM NUMBER OF SHARES TO PARTICIPATE IN THE MCSI SUBSCRIPTION PROGRAM?

A: Only holders of 100 or more shares of MCSi stock in a single account of the record date for an offering will be eligible to participate. This minimum applies to each account, not the aggregate of all accounts. Therefore, if you hold 50 shares of MCSi stock in one account and 50 shares in a different account, you will not be considered to be the owner of 100 shares of MCSi stock.

Q:       WHEN YOU SET A RECORD DATE FOR THE OFFERING, WHEN WILL I RECEIVE
         INFORMATION?

A: The record date only determines who will receive an offer to purchase shares in the Program. No offers will be distributed until a preliminary prospectus for Zengine is available, which will be approximately two to four weeks before the offering is expected to go effective.

Q:       WHAT INFORMATION WILL I RECEIVE FOR THE PROGRAM?

A: Approximately three weeks before the offering is expected to price, the subscription offer will be mailed to you or delivered to your brokerage account if you hold your MCSi shares in street name. We also will distribute a preliminary prospectus for Zengine and an offering letter that further explains the MCSi Subscription Program. These materials will include:

          -    an anticipated price range

          -    the period of time during which we expect the offering to price

          -    the terms of the offering and

          -    a description of Zengine and the risks involved in an investment.


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     The anticipated price range and expected offering dates will be estimates and cannot be guaranteed.

     After the offering goes effective and the IPO price has been set, we also will distribute a final prospectus for Zengine.

Q: IF I HOLD MY MCSI SHARES IN A BROKERAGE ACCOUNT, CAN YOU SEND THE PROSPECTUS AND SUBSCRIPTION INFORMATION DIRECTLY TO ME INSTEAD OF SENDING IT THROUGH MY BROKER?

A: The existing distribution channels do not permit us to distribute these materials to you directly. However, you will be able to view a copy of the prospectus on our Website at www.mcsinet.com once it becomes available.

Q: WHAT HAPPENS IF I MOVE MY MCSI SHARES TO A DIFFERENT BROKERAGE ACCOUNT AFTER THE RECORD DATE FOR AN OFFERING BUT BEFORE I'VE RECEIVED THE SUBSCRIPTION OFFER?

A: The offer can only be distributed to the account in which your MCSi shares were held on the record date for an offering. However, if you transfer your account to a different brokerage account after the record date for an offering but before the subscription offer is received, the Depository Trust Company has a procedure in place through which your broker can request that the subscription offer be moved to your new account as long as no actual transfer of beneficial ownership has occurred. Likewise, the subscription offer can only be distributed to you directly if you are holding your MCSi shares in certificate form on the record date for an offering.

Q:   WHAT IF I DON'T RECEIVE ANY INFORMATION FROM MY BROKER?

A: You should be sure your broker is familiar with this Program and can provide you with prompt information. If the subscription offer does not show up in your brokerage account or you do not receive the preliminary prospectus and offer letter during the timeframe when we expect to have these materials available, you should be sure to at least call your broker for further information at that time.

Q: HOW WILL I KNOW WHEN THE OFFERING PRICES AND WHAT THE EXPIRATION DATE FOR THE OFFERING WILL BE?

A: When the offering is declared effective by the SEC and the offering price is set, MCSi will:

     -    issue a press release to the wire services

     - update our automated investor relations line (1-TOLL-FREE #), through which you will be able to listen to the text of the press release announcing the price and the expiration date or request a faxed copy of the release

     -    post this information on our web page at www.mcsinet.com

     - send you an e-mail alert if you signed up for this service on this website.

     You will have to monitor these media to know when to deliver your subscription and payment.


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Q:       HOW MUCH TIME WILL I HAVE TO MAKE A DECISION?

A: We will distribute the preliminary prospectus approximately two to four weeks before an offering is expected to price. No subscriptions or payment can be accepted prior to the date the offering is declared effective and the IPO price is set.

         ONCE ZENGINE SETS THE IPO PRICE, MCSI SHAREHOLDERS WILL HAVE NO MORE THAN THREE BUSINESS DAYS FROM WHEN THE IPO PRICES TO SUBSCRIBE TO THE OFFERING. SINCE BROKERS WILL REQUIRE SOME TIME TO PROCESS SUBSCRIPTIONS FROM MCSI SHAREHOLDERS WHO HOLD THEIR SHARES IN STREET NAME, BROKERS MOST LIKELY WILL STOP ACCEPTING SUBSCRIPTIONS EARLIER THAN THE THIRD BUSINESS DAY AFTER THE IPO PRICES.

Q:       HOW DO I SUBSCRIBE FOR SHARES UNDER THIS PROGRAM?

A: If your MCSi shares are held in a brokerage account, you must deliver subscription instructions and payment through your broker. Only your broker will be able to subscribe on your behalf.

         If you hold your MCSi shares directly, you must follow the instructions in the materials you will receive directly from MCSi and submit your subscription form and payment to the offering agent noted on the subscription form.

         In either case, you will have to monitor one of the sources on which MCSi will publicize the offering price and expiration date to know when to deliver your subscription and payment. Time will not permit us to notify you directly. You will be able to find this information in the press release, on MCSi's Website through our toll-free investors relations telephone line and in e-mail alerts if you signed up for this on MCSi's Website.

         ALL SUBSCRIPTIONS AND PAYMENTS MUST BE RECEIVED BY THE REGISTRAR AND TRANSFER COMPANY, THE OFFERING AGENT, BY 5:00 P.M. NEW YORK CITY TIME ON THE THIRD BUSINESS DAY AFTER THE IPO PRICE HAS BEEN SET.

Q: IF I DON'T WISH TO PURCHASE THE SHARES OFFERED TO ME, CAN I SELL OR TRANSFER THE SUBSCRIPTION OFFER I RECEIVE?

A:       No.  You will not be able to sell or transfer the subscription offer.

Q:       WHAT IF I'M ON VACATION OR OTHERWISE UNAVAILABLE WHEN THE IPO IS
         PRICED?

A: If you will not be available when the offering is expected to price, you should leave instructions with someone who will be able to act on your behalf or contact your broker to determine how to make certain you will be able to subscribe in a timely manner. The offering agent will stop accepting subscriptions under the Program at 5:00 p.m. New York City time on the third business day after the offering has priced.

Q:       CAN I BUY MORE SHARES OF ZENGINE THAN I'VE BEEN OFFERED?

A: No. We do not offer an oversubscription privilege under the MCSi Program. However, you may purchase shares of Zengine in the aftermarket. Zengine shares will trade on the


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         Nasdaq National Market under the symbol "ZNGN" beginning on the day after the IPO prices.

Q:       WHEN WILL THE SHARES PURCHASED IN THE MCSI SUBSCRIPTION PROGRAM BE
         ISSUED?

A: Approximately six to seven business days after the IPO price has been set, the shares of Zengine purchased in the MCSi Subscription Program will be electronically distributed for delivery into street name shareholder accounts and stock certificates will be mailed to direct MCSi shareholders.

Q: WHAT ARE THE TAX CONSEQUENCES OF RECEIPT OF THE SUBSCRIPTION OFFER AND ITS EXERCISE?

A: MCSi shareholders should consult their own tax advisors about the federal, state and other tax consequences of the Program. Nevertheless, we believe that, as a result of having the opportunity to participate in the MCSi Subscription Program, MCSi shareholders will be considered to have received neither a taxable distribution of property nor an adjustment to the basis if their MCSi shares. If an MCSi shareholder exercises the subscription offer, we believe the basis in the shares of Zengine acquired upon exercise will be the public offering price plus any processing fees incurred by the shareholder in connection with the exercise of the subscription offer. The Internal Revenue Service is not bound by this position.

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                    -C-2000 Miami Computer Supply Corporation